Exhibit 99.1

UTSTARCOM INTRODUCES PETER BLACKMORE AS NEW CHIEF
OPERATING OFFICER

ALAMEDA, Calif., June 28, 2007 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that Peter Blackmore, formerly an executive vice president at Unisys Corporation, has joined the company as its new president and chief operating officer, effective July 2, 2007.

In his new role as president and chief operating officer at UTStarcom, Mr. Blackmore will be responsible for the Network Solutions Business Unit, International Sales, Marketing & Services, Global Supply Chain, IT and Quality. Mr. Blackmore will report directly to Hong Lu, chief executive officer at UTStarcom, Inc.

“Peter brings a wealth of experience leading operations, sales and service organizations at several multinational FORTUNE 500 companies,” Lu said.  “Our expectation is for Peter to ultimately succeed me as a chief executive officer.  We expect that this transition will take place within the next year, at the discretion of the board of directors, as Peter gradually takes on more responsibilities in running the company.”

“Following this transition period, I intend to assume the executive chairman position of the UTStarcom Board of Directors,” Lu added. “In this role, I would continue to be an officer of the company on a full-time basis with my primary focus being UTStarcom’s corporate strategy, technology and customer relationships.  It is also our intention that Thomas J. Toy, current chairman of UTStarcom’s Board of Directors, would step down from his role while remaining on the board as Lead Independent Director.”

Mr. Blackmore joins UTStarcom from Unisys, where he served as executive vice president in charge of worldwide sales, marketing and technology since 2005.  Prior to joining Unisys in 2005, he was with Hewlett-Packard Company, a global technology solutions provider, serving as executive vice president of the Customer Solutions Group (2004) and executive vice president of the

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

Enterprise Systems Group (2002-2004). From 1991 until its acquisition by Hewlett-Packard in 2002, Blackmore was with Compaq Computer Corporation, serving in a number of senior management positions, most recently as executive vice president of worldwide sales and services (2000-2002).

“Hong Lu is a technology innovator with a proven track record in foreseeing the trends that will drive the telecom and networking industry,” Blackmore said. “I believe my extensive operational experience at some of the leading global technology companies, coupled with Hong’s unique abilities as a technology visionary, will be a powerful leadership combination to drive UTStarcom’s future success.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and development operations in the United States, Canada, China, Korea and India. For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding UTStarcom’s expectations, beliefs, intentions or strategies regarding the future and including, without limitation, whether Mr. Blackmore will assume control of the company’s other business units and whether he will succeed to the chief executive officer position within the next year, and the future roles of Messrs. Lu and Toy within UTStarcom.

All forward-looking statements included in this document are based upon information available to UTStarcom as of the date hereof, and UTStarcom assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks and other risks relating to UTStarcom’s business are set forth in the documents filed by UTStarcom with the Securities and Exchange Commission, specifically its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto.

Company Contact

Andy Tennille
Senior Manager, Public Relations
UTStarcom, Inc.
(510) 814-4421
andy.tennille@utstar.com

###